Exhibit 99.1

Adaptec, Inc.

Pro Forma Consolidated Balance Sheet

(unaudited)

	March 31, 2010
	As Reported	Pro Forma Adjustments			Pro Forma
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$63,948	$29,250	(A	)	$93,198
Marketable securities	311,399	—			311,399
Accounts receivable, net	7,528	(6,721)	(C	)	807
Inventories	2,342	(2,121)	(C	)	221
Prepaid expenses	2,354	(147)	(C	)	2,207
Other current assets	11,269	—			11,269

Total current assets	$398,840	$20,261			$419,101

Property and equipment, net	11,353	(771)	(C	)	10,582
Intangible assets, net	16,029	—			16,029
Other long-term assets	2,854	(4)	(C	)	2,850
Other long-term assets	—	5,000	(B	)	5,000

Total assets	$429,076	$24,486			$453,562

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,188	$—			$9,188
Accrued and other liabilites	12,271	(1,420)	(C	)	10,851
Accrued and other liabilites	—	3,420	(D	)	3,420
3/4% Convertible Senior Subordinated Notes due 2023	346	—			346

Total current liabilities	21,805	2,000			23,805

Other long-term liabilities	4,755	(310)	(C	)	4,445
Deferred income taxes	4,813	—			4,813

Total liabilities	31,373	1,690			33,063

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.001 par value
Authorized shares, 1,000; Series A shares, 250 designated; outstanding shares, none	—	—			—
Common stock; $0.001 par value
Authorized shares, 400,000; outstanding shares, 120,401	119	—			119
Additional paid-in capital	203,229	—			203,229
Accumulated other comprehensive income, net of taxes	4,286	—			4,286
Retained earnings	190,069	22,796	(C	)	212,865

Total stockholders’ equity	397,703	22,796			420,499

Total liabilities and stockholders’ equity	$429,076	$24,486			$453,562

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of this data.

Adaptec, Inc.

Pro Forma Consolidated Statement of Operations

(unaudited)

	Year Ended March 31, 2010
	As Reported	Pro Forma Adjustments			Pro Forma
	(in thousands, except per share amounts)
Net revenues	$73,682	$(69,549)	(E	)	$4,133
Cost of revenues (inclusive of amortization of acquisition-related intangible assets)	40,288	(35,239)	(E	)	5,049

Gross profit	33,394	(34,310)			(916)

Operating expenses:
Research and development	29,486	(12,229)	(E	)	17,257
Selling, marketing and administrative	32,600	(9,638)	(E	)	22,962
Amortization of acquisition-related intangible assets	1,300	—			1,300
Restructuring charges	1,608	(473)	(E	)	1,135

Total operating expenses	64,994	(22,340)			42,654

Loss from operations	(31,600)	(11,970)			(43,570)
Interest and other income	10,461	—			10,461
Interest expense	(6)	—			(6)

Loss from continuing operations before income taxes	(21,145)	(11,970)			(33,115)
Benefit from income taxes	2,475	373	(E	)(F)	2,848

Loss from continuing operations, net of taxes	$(18,670)	$(11,597)			$(30,267)

Loss per share from continuing operations, net of taxes:
Basic	$(0.16)				$(0.25)
Diluted	$(0.16)				$(0.25)

Shares used in computing loss per share:
Basic	119,196				119,196
Diluted	119,196				119,196

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of this data.

Adaptec, Inc.

Pro Forma Consolidated Statement of Operations

(unaudited)

	Year Ended March 31, 2009
	As Reported	Pro Forma Adjustments			Pro Forma
	(in thousands, except per share amounts)
Net revenues	$114,774	$(112,041)	(E	)	$2,733
Cost of revenues (inclusive of amortization of acquisition-related intangible assets)	65,413	(61,187)	(E	)	4,226

Gross profit	49,361	(50,854)			(1,493)

Operating expenses:
Research and development	26,929	(14,568)	(E	)	12,361
Selling, marketing and administrative	34,995	(11,099)	(E	)	23,896
Amortization of acquisition-related intangible assets	758	—			758
Restructuring charges	6,092	(2,569)	(E	)	3,523
Goodwill impairment	16,947	—			16,947

Total operating expenses	85,721	(28,236)			57,485

Loss from operations	(36,360)	(22,618)			(58,978)
Interest and other income	21,008	—			21,008
Interest expense	(1,229)	—			(1,229)

Loss from continuing operations before income taxes	(16,581)	(22,618)			(39,199)
Benefit from income taxes	2,605	771	(E	)(F)	3,376

Loss from continuing operations, net of taxes	$(13,976)	$(21,847)			$(35,823)

Loss per share from continuing operations, net of taxes:
Basic	$(0.12)				$(0.30)
Diluted	$(0.12)				$(0.30)

Shares used in computing loss per share:
Basic	119,767				119,767
Diluted	119,767				119,767

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of this data.

Adaptec, Inc.

Pro Forma Consolidated Statement of Operations

(unaudited)

	Year Ended March 31, 2008
	As Reported	Pro Forma Adjustments			Pro Forma
	(in thousands, except per share amounts)
Net revenues	$145,501	$(145,081)	(E	)	$420
Cost of revenues (inclusive of amortization of acquisition-related intangible assets)	88,925	(88,774)	(E	)	151

Gross profit	56,576	(56,307)			269

Operating expenses:
Research and development	33,966	(26,359)	(E	)	7,607
Selling, marketing and administrative	50,432	(18,698)	(E	)	31,734
Amortization of acquisition-related intangible assets	2,535	(2,535)	(E	)	—
Restructuring charges	6,273	(4,197)	(E	)	2,076
Other gains, net	(3,594)	(2,205)	(E	)	(5,799)

Total operating expenses	89,612	(53,994)			35,618

Loss from continuing operations	(33,036)	(2,313)			(35,349)
Interest and other income	31,335	—			31,335
Interest expense	(3,646)	—			(3,646)

Loss from continuing operations before income taxes	(5,347)	(2,313)			(7,660)
Benefit from (provision for) income taxes	(25)	1,391	(E	)(F)	1,366

Loss from continuing operations, net of taxes	$(5,372)	$(922)			$(6,294)

Loss per share from continuing operations, net of taxes:
Basic	$(0.05)				$(0.05)
Diluted	$(0.05)				$(0.05)

Shares used in computing loss per share:
Basic	118,613				118,613
Diluted	118,613				118,613

See accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements, which are an integral part of this data.

Adaptec, Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

Basis of Presentation

On June 8, 2010, Adaptec, Inc. (“Adaptec” or the “Company”) consummated the sale of certain assets to PMC-Sierra, Inc. (“PMC-Sierra”) and for PMC-Sierra to assume certain liabilities of the Company related to its business of providing data storage hardware and software solutions and products (the “DPS Business”) pursuant to the Asset Purchase Agreement (“Purchase Agreement”) entered into by PMC-Sierra and Adaptec on May 8, 2010. The purchase price for the DPS Business was approximately $34 million. Under the Purchase Agreement, PMC-Sierra purchased substantially all accounts receivable and inventory related to the DPS Business and certain fixed assets and intellectual property (other than the Company’s non-core patents for which PMC-Sierra will receive a non-exclusive license). Included in the intellectual property assigned to PMC-Sierra was Adaptec’s brand name. In addition, certain contracts were assigned to PMC-Sierra. PMC-Sierra has also assumed the obligations for certain of the Company’s leased facilities, primarily related to its international sites, certain employee retention obligations, certain obligations related to a defined benefit retirement plan at one of its foreign subsidiaries and support and service liabilities. Expenses incurred in the transaction primarily include approximately $3.4 million for commissions and legal and accounting fees. The Company expects to recognize a net gain on the sale of the DPS Business in the first quarter of fiscal 2011.

The unaudited pro forma consolidated financial information of the Company was based on and should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. The accompanying unaudited pro forma consolidated statements of operations for the fiscal years ended March 31, 2010, 2009 and 2008 are presented as if the sale of the Company’s DPS Business had been completed on April 1, 2007. The accompanying unaudited pro forma consolidated balance sheet is presented as if the disposition had been completed on March 31, 2010.

The accompanying unaudited pro forma consolidated financial statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of such disposition on the historical financial information of the Company. The adjustments, which include the results of operations and assets and liabilities of the Company’s DPS Business, are described in the notes to the unaudited pro forma consolidated financial statements and are set forth in the “Pro Forma Adjustments” column. The accompanying unaudited pro forma consolidated financial statements are not necessarily indicative of the financial condition or results of operations that would have been reported had the sale occurred on the dates specified, nor are they indicative of the Company’s future financial condition or results of operations. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Current Report on Form 8-K.

As a result of the consummation of the sale of the Company’s DPS Business to PMC-Sierra, the Company anticipates incurring significant charges in the first quarter of fiscal 2011, which charges include, but are not limited to, increased amortization or depreciation of its remaining long-lived assets due to potential changes to the expected remaining useful lives, a potential impairment of its remaining long-lived assets, restructuring charges, acceleration of compensation expense related to unvested stock-based awards, potential cash bonus payments and potential accelerated payments of certain of its contractual obligations. The aggregate of these amounts cannot be quantified at this time and was not considered as part of the pro forma adjustments.

Pro Forma Adjustments

The following pro forma adjustments to the unaudited consolidated statements of operations and consolidated balance sheet have been prepared to reflect the following:

(A) The pro forma adjustment reflects the proceeds received on June 8, 2010, net of escrow, related to the sale of the Company’s DPS Business.

(B) The pro forma adjustment reflects the remaining proceeds of $5.0 million, which is being withheld in an escrow account, to secure potential indemnification obligations pursuant to the Purchase Agreement. The Company is not aware of any potential indemnification obligations and anticipates receiving the remaining proceeds one year after the consummation of the sale of the Company’s DPS Business.

(C) The pro forma consolidated balance sheet reflects the effects of the sale of the Company’s DPS Business as if it had been consummated on March 31, 2010, which includes pro forma adjustments for the transfer of all related assets, assumed liabilities, transaction costs and related gain on disposition of $22.8 million.

(D) The pro forma adjustment reflects the estimated transaction costs to be paid for commissions and legal and accounting fees related to the sale of the Company’s DPS Business.

(E) The pro forma consolidated statements of operations for fiscal years ended March 31, 2010, 2009 and 2008, assume the sale of the Company’s DPS Business had been consummated on April 1, 2007. The pro forma adjustments eliminate the net revenues and expenses which (i) are directly attributable to its DPS Business and (ii) will not continue after the completion of the sale of the DPS Business.

(F) The pro forma adjustment considers the general intra-period allocation rules for income taxes.